                                                                    EXHIBIT 12.1

                        LOUIS DREYFUS NATURAL GAS CORP.

                RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

    For purposes of these computations, earnings consist of income before income taxes and fixed charges excluding capitalized interest. Fixed charges consist of interest expense, including amortization of debt discount and financing costs, capitalized interest, the portion of rental expense which LDNG believes is representative of the interest component of rental expense.

                                                              YEARS ENDED DECEMBER 31,              SIX MONTHS      SIX MONTHS
                                                    ---------------------------------------------      ENDED           ENDED
                                                     1994     1995     1996      1997      1998    JUNE 30, 1998   JUNE 30, 1999
                                                    -------  -------  -------  --------  --------  -------------   -------------
                                                                     (DOLLARS IN THOUSANDS, EXCEPT RATIO DATA)
EARNINGS:
Income (loss) before income taxes.................  $16,038  $15,739  $31,500  $(27,323) $(58,205)   $   (20,170)    $     5,182
Interest..........................................   16,856   21,736   26,822    28,737    40,849         20,418          20,247
Amortization of debt issue costs..................      894    1,111    1,073       847       588            292             295
Interest portion of rental expense................      293      291      307       375       692            369             245
                                                    -------  -------  -------  --------  --------  -------------   -------------
                                                    $34,081  $38,877  $59,702  $  2,636  $(16,076)   $       909     $    25,969
                                                    -------  -------  -------  --------  --------  -------------   -------------
                                                    -------  -------  -------  --------  --------  -------------   -------------
FIXED CHARGES:
Interest..........................................  $16,856  $21,736  $26,822  $ 28,737  $ 40,849    $    20,418     $    20,247
Capitalized interest..............................       --      266      431       998     3,272          1,685           1,072
Amortization of debt issue costs..................      894    1,111    1,073       847       588            292             295
Interest portion of rental expense................      293      291      307       375       692            369             245
                                                    -------  -------  -------  --------  --------  -------------   -------------
                                                    $18,043  $23,404  $28,633  $ 30,957  $ 45,401    $    22,764     $    21,859
                                                    -------  -------  -------  --------  --------  -------------   -------------
                                                    -------  -------  -------  --------  --------  -------------   -------------
Ratio of earnings to combined fixed charges(1)....    1.9:1    1.7:1    2.1:1        NM        NM             NM           1.2:1
                                                    -------  -------  -------  --------  --------  -------------   -------------
                                                    -------  -------  -------  --------  --------  -------------   -------------

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(1) Earnings were insufficient to cover fixed charges by $28.3 million and $61.5 million for the years ended December 31, 1997 and 1998, respectively, and $21.9 million for the six months ended June 30, 1998.